UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2010

Dot Hill Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1351 S. Sunset Street, Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 845-3200

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On January 26, 2010, pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated January 4, 2010, by and among Dot Hill Systems Corp. (“Dot Hill”), Telluride Acquisition Sub, Inc., a wholly-owned subsidiary of Dot Hill (“Merger Sub”), Cloverleaf Communications Inc. (“Cloverleaf”), Cloverleaf Communications (Israel) Ltd., Cloverleaf Communications Corporation (BVI) (together with Cloverleaf and Cloverleaf Communications (Israel) Ltd., the “Cloverleaf Companies”) and E. Shalev Management 2000 (1999) Ltd., as the Stockholders’ Representative, the Merger Sub merged with and into Cloverleaf, with Cloverleaf continuing as the surviving entity and a wholly-owned subsidiary of Dot Hill (the “Merger”).

Under the terms of the Merger Agreement, Dot Hill acquired all of the outstanding equity interests in Cloverleaf for consideration totaling $12.0 million at closing (the “Aggregate Merger Consideration”), comprising of, after adjustment for the amount of outstanding liabilities of the Cloverleaf Companies as of the closing of the Merger, transaction expenses incurred by the Cloverleaf Companies related to the Merger, a net book value balance sheet adjustment based upon the unaudited consolidated balance sheet of Cloverleaf as of December 31, 2009 and the escrow provisions described below, (i) $703,147 payable in cash, of which $151,800 will be payable to specified employees of the Cloverleaf Companies and $551,347 will be payable to stockholders of Cloverleaf, and (ii) 5,086,507 shares of Dot Hill valued at $1.851 per share (representing the trailing average closing price of the common stock of Dot Hill over a 30-day period ending December 31, 2009), of which 4,758,530 shares of unregistered common stock will be issued to Cloverleaf stockholders and 327,977 shares of restricted common stock will be issued to specified employees of the Cloverleaf Companies pursuant to Dot Hill’s 2009 Equity Incentive Plan, which restricted common stock will generally vest over two years. As a result of a negative net book value balance sheet adjustment based upon the unaudited consolidated balance sheet of Cloverleaf as of December 31, 2009, the Merger consideration was reduced to approximately $11.9 million. In addition, there may be a post-closing net book value balance sheet adjustment to the Aggregate Merger Consideration, payable in cash and stock, based upon the audited consolidated balance sheet of Cloverleaf as of December 31, 2009.

At the closing of the Merger, approximately $1.5 million of the Aggregate Merger Consideration, in a combination of cash, common stock and restricted shares of Dot Hill, was withheld from the Aggregate Merger Consideration and contributed to an escrow fund (the “Escrow Fund”) for a period of up to 15 months as security for certain indemnification obligations pursuant to the terms of an escrow agreement. All recipients of Merger consideration contributed to the Escrow Fund.

In addition, certain key employees of Cloverleaf entered into employment agreements, which became effective at the closing of the Merger.

The foregoing description of the Merger contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, 4,758,530 shares of common stock of Dot Hill will be issued to stockholders of Cloverleaf, of which 451,650 shares of common stock were placed into the Escrow Fund described under Item 2.01 above. The issuance of the shares of common stock pursuant to the Merger Agreement is exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, or Regulation D thereunder, as a transaction by an issuer not involving a public offering.

The information included pursuant to Item 2.01 is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statement of Business Acquired

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed pursuant to Item 2.01.

(d) Exhibits.

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger and Reorganization, dated as of January 4, 2010, by and among by and among Dot Hill Systems Corp., Telluride Acquisition Sub, Inc., Cloverleaf Communications, Inc., Cloverleaf Communications (Israel) Ltd, Cloverleaf Communications (BVI) and E. Shalev Management 2000 (1999) Ltd., as the Stockholders’ Representative. (1)

99.1	Press Release issued by Dot Hill Systems Corp. on January 28, 2010.

(1)	Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2010 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

By:	/s/ HANIF I. JAMAL
Hanif I. Jamal
Senior Vice President, Chief Financial Officer and Secretary

Date: January 28, 2010

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger and Reorganization, dated as of January 4, 2010, by and among by and among Dot Hill Systems Corp., Telluride Acquisition Sub, Inc., Cloverleaf Communications, Inc., Cloverleaf Communications (Israel) Ltd, Cloverleaf Communications (BVI) and E. Shalev Management 2000 (1999) Ltd., as the Stockholders’ Representative. (1)

99.1	Press Release issued by Dot Hill Systems Corp. on January 28, 2010.

(1)	Filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2010 and incorporated herein by reference.